EXHIBIT 10.2

DEX MEDIA, INC.
CORPORATE AIRCRAFT POLICY

Adopted May 19, 2005

Scope

     The Dex Media, Inc. Corporate Aircraft Policy (the “Corporate Aircraft Policy”) is designed to provide employees of Dex Media, Inc. (the “Company”) with information and guidelines regarding the use of Company-owned, chartered or leased aircraft (“Corporate Aircraft”), including scheduling procedures, charges for flights, personal use and authorization procedures.

Purpose

     1. All aircraft use will be for the purpose of facilitating or conducting Company business or for Company-sponsored or directed activities.

     2. Company policy is to encourage the use of commercial air carriers for travel. While Corporate Aircraft are for the use of Company employees, as designated by the Company’s Chief Executive Officer from time to time (each, a “Designated Employee”), judicious consideration must always be given to alternative means of transportation. If no time or geographical constraints exist, considerable cost savings to the Company can be realized by the use of commercial air carriers. Any travel using Corporate Aircraft, whether for business or personal reasons, must be approved by the Company’s Chief Executive Officer or an Executive Vice President of the Company.

Scheduling Procedures

     1. A request for the use of a Corporate Aircraft may be initiated by any Designated Employee. Any such request must be accompanied by a written authorization of the Company’s Chief Executive Officer or an Executive Vice President of the Company.

     2. When more than three Company officers are scheduled to fly on the same Corporate Aircraft, the requesting employee will determine if conditions warrant making other travel arrangements to avoid a unique concentration of officers flying on the same aircraft. As a general rule and to minimize the effect of a transportation accident on the continuity of the Company:

(i) The Chief Executive Officer should not travel on the same aircraft: (a) with both the Chief Financial Officer and the Chief Operating Officer; (b) with more than two other direct reports to the Chief Executive Officer; or (c) with more than one third of the total number of Company directors; and

(ii) Executive Vice Presidents and Senior Vice Presidents should not travel on the same aircraft with more than two of their direct reports, unless approved by the Chief Executive Officer.

Charges For Flights

     1. An hourly rate will be established each year based on the fully loaded budgeted cost per hour for use of Corporate Aircraft for both business and personal use. This cost will be charged to the internal cost center of the employee using a Corporate Aircraft based on the number of aircraft hours used. If a chartered Corporate Aircraft is used, the actual cost will be charged to the cost center of the employee using such Corporate Aircraft.

     2. If a majority of seats on a Corporate Aircraft are occupied by Company employees traveling on Company business, then the remaining seats may be filled by one or more individuals traveling on personal business with zero imputed income to such individuals. Any non-employee travel on Corporate Aircraft must be approved by the Chief Executive Officer. To determine the level of imputed income that may apply, please contact the Company’s Tax Department.

     3. Spousal travel on Corporate Aircraft, even if the Corporate Aircraft is being used for a business purpose, is considered personal in nature, in accordance with Federal tax regulations. However, the provisions of paragraph 2 above will determine whether any income will be imputed.

     4. Income will be imputed as required for any personal use of Corporate Aircraft. The amount of imputation will be determined by applying the Standard Industry Fare Level (“SIFL”) rates to the Aircraft Valuation Formula in the computation of the value of non-business transportation aboard employer-provided aircraft, as required by the Internal Revenue Service. SIFL rates are revised by the Department of Transportation every six months and are applied to a formula which considers mileage, terminal charge and aircraft weight to arrive at the appropriate imputation.

     5. In order to facilitate the above procedures and charges, all coordination, scheduling and record keeping will be handled by the Administrative Assistant to the Chief Executive Officer.

     6. Corporate Aircraft shall be covered by aircraft liability insurance with limits of liability of not less than $300 million per occurrence. The Company shall be provided a certificate or certificates of insurance evidencing such liability coverage and naming the Company as an additional insured. Coverage for loss or damage to property (including, without limitation, baggage and personal effects) shall not be less than $50,000 per passenger. The policies shall contain a waiver of subrogation against the Company, its officers, directors, agents and employees for losses arising out of the use of Corporate Aircraft.

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